CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment No. 44 to the Registration Statement (Form N1-A) (No. 2-78066) of American Federation of Labor and Congress of Industrial Organizations Housing Investment Trust of our report dated January 8, 2003, included in the 2002 Annual Report.



Philadelphia, Pennsylvania
August 29, 2003